Exhibit 4.1
AMENDMENT NO. 2 TO AMENDED AND RESTATED RIGHTS AGREEMENT
     This AMENDMENT NO. 2 (this “Amendment”) to the Amended and Restated Rights Agreement, dated as of December 8, 1997, between Wendy’s International, Inc., an Ohio corporation (the “Company”), and American Stock Transfer and Trust Company, as rights agent (the “Rights Agent”), as amended by Amendment No. 1 to Amended and Restated Rights Agreement, dated as of January 26, 2001 (as so amended, the “Rights Agreement”), is by and between the Company and the Rights Agent and is entered into as of April 23, 2008. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided therein at any time prior to the Distribution Date, and there has not been a Distribution Date.
     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
     Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:
     (a) The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
     “In addition, and notwithstanding anything in this Rights Agreement that might otherwise be deemed to the contrary, none of Triarc, Merger Sub, any party to a Voting Agreement, any Person who as of the date hereof has filed a joint Schedule 13D with Triarc with respect to the Company, or any of the respective Affiliates or Associates of any of the foregoing, either individually or in any combination, shall be or become an Acquiring Person solely by virtue of one or more of the following: (i) the public or other announcement or disclosure of the Merger (as such term is defined in the Merger Agreement), the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including, without limitation, the Voting Agreements, (ii) the execution, delivery or performance of the Merger Agreement or the Voting Agreements or (iii) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement (each such event described in clauses (i), (ii) and (iii), an “Exempt Event”).”
     (b) The following definitions are hereby added to Section 1 of the Rights Agreement:
     “(o) “Effective Time” shall have the meaning set forth in the Merger Agreement.”
     “(p) “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the      Company, Triarc and Merger Sub, as such agreement may be amended from time to time.”
     “(q) “Merger Sub” shall mean Green Merger Sub, Inc., an Ohio corporation.”

     “(r) “Triarc” shall mean Triarc Companies, Inc., a Delaware corporation.”
     “(s) “Voting Agreements” shall mean that certain Voting Agreement, dated as of the date hereof, by and among the Company and the parties listed on Annex I thereto, and that certain Voting Agreement, dated as of the date hereof, by and among Triarc and the parties listed on Annex I thereto.”
     (c) Section 1(j) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
     “Notwithstanding anything in this Rights Agreement that might otherwise be deemed to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as a result of an Exempt Event.”
     (d) Section 1(l) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
     “Notwithstanding anything in the Rights Agreement that might otherwise be deemed to the contrary, in no event shall an Exempt Event constitute a Transaction.”
     (e) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this Rights Agreement that might otherwise be deemed to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of an Exempt Event.”
     (f) The first sentence of Section 7(a) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:
     ”(a) The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon presentation of the Rights Certificate, with the appropriate form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one ten-thousandth of a share of Preferred Stock (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on August 10, 2008 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed, as provided in Section 24 hereof, or (iii) immediately prior to the Effective Time (such earliest time being herein referred to as the “Expiration Date”).”

     (g) Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
     “Notwithstanding anything in the Rights Agreement that might otherwise be deemed to the contrary, in no event shall an Exempt Event cause an adjustment to the Rights pursuant to this Section 11(a)(ii).”
     (h) The first sentence of Section 13(a) of the Rights Agreement is hereby amended by deleting the word “mortgage” in both instances in which such word appears in clause (z) of such sentence.
     Section 2. Certification. This Section 2 shall constitute a certificate from an appropriate officer of the Company for purposes of Section 27 of the Rights Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that to their knowledge this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 27.
     Section 3. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof.
     Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts to be made and performed entirely within such State.
     Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:

WENDY’S INTERNATIONAL, INC.

By:	/s/ Leon M. McCorkle, Jr.
Name: Leon M. McCorkle, Jr.
Title: EVP, GC

RIGHTS AGENT:

AMERICAN STOCK TRANSFER AND TRUST COMPANY

By:	/s/ Herbert J. Lemmer Name: Herbert J. Lemmer
Title: Vice President
Signature Page to Amendment No. 2 to Amended and Restated Rights Agreement